Exhibit 10.1

BEFORE THE COMMISSIONER OF THE DEPARTMENT OF FINANCIAL

INSTITUTIONS

STATE OF TENNESSEE

In the Matter of	)
)
Board of Directors	)
Tennessee Commerce Bank	)	WRITTEN AGREEMENT
Franklin, Tennessee	)
)
)

WRITTEN AGREEMENT

WHEREAS, Tennessee Commerce Bank, Franklin, Tennessee ( “Bank”), a state chartered Bank has mutually agreed to enter into this Written Agreement (“Agreement”) with the Tennessee Department of Financial Institutions (“Department”); and

WHEREAS, on                     , 2011, the Board of Directors of the Bank (“Board”) enter into this Agreement on behalf of the Bank, and consenting to compliance with each and every applicable provision of this Agreement by the Bank and the Bank’s institution affiliated parties, as defined in Sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act (“FDI Act”) (12 U.S.C. § 1813(u) and 12 U.S.C. § 1818(b)(3))

NOW, THEREFORE, the Bank and the Department agree as follows:

COMPLIANCE COMMITTEE

1.                                       Within 30 days after the effective date of this Agreement, the Bank’s Board shall establish a committee of the board of directors of the Bank charged with the responsibility of ensuring that the Bank complies with the provisions of this Agreement.  At least a majority of the members of such committee shall be directors not employed in any capacity by the Bank other than as a director.  The committee shall report monthly to the full Bank’s Board, and a copy of the report and any discussion relating to the report or the Agreement shall be noted in the minutes of the Bank’s Board meetings.  The establishment of this subcommittee shall not diminish the responsibility or liability of the entire Bank’s Board to ensure compliance with the provisions of this Agreement.

RESTRICTION ON ADVANCES TO CLASSIFIED BORROWERS

2.                                       (a)                                  While this Agreement is in effect, the Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, “loss” in the Report of Examination or in any subsequent report of examination, as long as such credit remains uncollected unless the extension or renewal is associated with a workout administered in accordance and compliance with the Policy Statement on Prudent Commercial Real Estate Loan Workouts released October 30, 2009.

(b)                                 While this Agreement is in effect, the Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified “substandard” or “doubtful” in the Report of Examination or in any subsequent report of examination, without the prior approval of the Board.  The Board shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted, or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the Board reasonably believes that the extension of credit or renewal will be repaid according to its terms.  The written certification shall be made a part of the minutes of the Board meeting, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review.

CLASSIFIED ASSETS - CHARGE-OFF AND PLAN FOR REDUCTION

3.                                       (a)                                  Within 30 days after the effective date of this Agreement, the Bank shall, to the extent that it has not previously done so, eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss within the Report of

Examination dated August 2, 2010.  Elimination or reduction of these assets through proceeds of loans made by the Bank shall not be considered “collection” for the purpose of this paragraph.

(b)                                 Within 60 days after the effective date of this Agreement, the Bank shall submit an acceptable, written plan to the Commissioner of the Tennessee Department of Financial Institutions (“Commissioner”) to reduce the remaining assets classified Doubtful and Substandard as of August 2, 2010, and subsequent examinations.  The plan shall address each asset so classified with a balance of $2 million or greater and provide the following:

(1)                                  The name under which the asset is carried on the books of the Bank;

(2)                                  Type of asset;

(3)                                  Actions to be taken in order to reduce the classified asset; and

(4)                                  Time frames for accomplishing the proposed actions.

The plan shall also include, at a minimum, provisions which provide for the:

(1)                                  Review of the financial position of each such borrower, including the source of repayment, repayment ability, and alternate repayment sources; and

(2)                                  Evaluation of the available collateral for each such credit, including possible actions to improve the Bank’s collateral position.

In addition, the Bank’s plan shall contain a schedule detailing the projected reduction of total classified assets on a quarterly basis.  Further, the plan shall contain a provision requiring the submission of monthly progress reports to the Bank’s Board and a provision mandating a review by the Bank’s Board.

(c)                                  For purposes of the plan, the reduction of adversely classified assets as of August 2, 2010, shall be detailed using quarterly targets expressed as a percentage of the Bank’s Tier 1 Capital plus the Bank’s Allowance for Loan and Lease Losses (“ALLL”) and may be accomplished by:

(1)                                  Charge-off;

(2)                                  Collection;

(3)                                  Sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the FDIC or the Department; or

(4)                                  Increase in the Bank’s Tier 1 Capital.

(d)                                 Within 60 days of the date of this Agreement, the Bank shall conduct a review of the remaining Other Real Estate portfolio including loans in process of foreclosure.  The review should address current marketing efforts; ensure Other Real Estate parcels have received updated appraisals; ensure carrying balances are updated to reflect fair market value less associated holding, maintenance, and disposal costs; and include an analysis of carrying versus disposal cost.  A copy of this analysis shall be sent to the Department for review with the next progress report required by this Agreement.

(e)                                  Within 60 days of the date of this Agreement, the Bank shall conduct a review of the portfolio of repossessed assets including loans secured by transportation equipment, which are in excess of 300 days past due.  The review should address collection efforts; current marketing efforts; ensure repossession have received updated appraisals; ensure carrying balances are updated to reflect fair market value less associated holding, maintenance, and disposal costs; and include an analysis of carrying versus disposal cost.  A copy of this analysis shall be sent to the Department for review with the next progress report required by this Agreement.

(f)                                    While this Agreement is in effect, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss as determined at any future examination conducted by the FDIC or the Department.

REDUCTION OF DELINQUENCIES

4.                                       (a)                                  Within 90 days after the effective date of this Agreement, the Bank shall formulate and submit to the Commissioner an acceptable, written plan for the reduction and collection of delinquent loans.  Such plan shall include, but not be limited to, provisions which:

(1)                                  Prohibit the extension of credit for the payment of interest;

(2)                                  Delineate areas of responsibility for implementing and monitoring the Bank’s collection policies;

(3)                                  Establish specific collection procedures to be instituted at various stages of a borrower’s delinquency;

(4)                                  Establish dollar levels to which the Bank shall reduce delinquencies; and

(5)                                  Provide for the submission of monthly written progress reports to the Bank’s Board for review and notation in the minutes of the Bank’s Board meetings.

(b)                                 For purposes of the plan, “reduce” means to:

(1)                                  Charge-off; or

(2)                                  Collect.

CREDIT ADMINISTRATION

5.                                       Within 60 days after the effective date of this Agreement, the Bank shall modify its Loan Policy to address the credit administration and underwriting concerns noted in the August 02, 2010, Report of Examination.

SPECIAL MENTION LOANS

6.                                       Within 60 days after the effective date of this Agreement, the Bank shall correct all deficiencies in the loans listed for Special Mention in the Report of Examination as of August 02, 2010.  To the extent any such deficiencies are not correctable; the Bank will address policies and procedures to prevent future exceptions.

ALLOWANCE FOR LOAN AND LEASE LOSSES

7.                                       Within 60 days after the effective date of this Agreement, the Bank shall contract with an independent third party to conduct an acceptable review of the loan portfolio and assess adequacy of reserves held for the risk within the portfolio.  Within 30 days of the receipt of the final report prepared by the independent third party, the Bank shall make recommended provisions to its Allowance for Loan and Lease Losses (“ALLL”) if necessary.  The allowance should be funded by charges to current operating income, and should be calculated in accordance with generally accepted accounting standards and ALLL supervisory guidance.  After provision is made, the Bank shall thereafter maintain a reasonable ALLL.  Prior to the end of each calendar quarter, the Bank’s board of directors shall review the adequacy of the Bank’s ALLL.  Such reviews shall include, at a minimum, the Bank’s loan loss experience, an estimate of potential loss exposure in the portfolio, trends of delinquent and nonaccrual loans and prevailing and prospective economic conditions.  The minutes of the Bank’s board of directors’ meetings at which such reviews are undertaken shall include complete details of the reviews and the resulting recommended increases in the ALLL.

BUDGET AND PROFIT PLAN

8.                                       (a)                                  Within 60 days after the effective date of this Agreement, the Bank shall formulate and submit to the Commissioner an acceptable, written profit plan and a comprehensive budget for all categories of income and expense for the final six months of calendar year 2011 and a written profit plan, including projections for major categories of income and expense for calendar years 2012 and 2013.  The plan required by this paragraph shall contain formal goals and strategies, be consistent with sound banking practices, reduce discretionary expenses, improve the Bank’s overall earnings and net interest income, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.

(b)                                 The written profit plan shall address, at a minimum:

(1)                                  An analysis of the Bank’s pricing structure; and

(2)                                  A recommendation for reducing the Bank’s cost of funds.

(c)                                  Within 30 days after the end of each calendar quarter following completion of the profit plan and budget required by this paragraph, the Bank’s Board shall evaluate the Bank’s actual performance in relation to the written profit plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Board meeting when such evaluation is undertaken.

(d)                                 An acceptable, written profit plan and budget shall be prepared for each calendar year for which this Agreement is in effect and shall be submitted to the Commissioner within 30 days after the end of each year.

(e)                                  The Bank shall approve the written profit plan and budget, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and follow the plan.

CAPITAL MAINTENANCE

9.                                       (a)                                  By December 31, 2011, the Bank, after establishing an adequate ALLL, shall maintain its Tier 1 Leverage Capital ratio equal to or greater than 8.5 percent of the Bank’s Average Total Assets; shall maintain its Tier 1 Risk-Based Capital ratio equal to or greater than 10 percent of the Bank’s Total Risk-Weighted Assets; and shall maintain its Total Risk-Based Capital ratio equal to or greater than 11.5 percent of the Bank’s Total Risk Weighted Assets.

(b)                                 For purposes of this Agreement, all terms relating to capital shall be calculated according to the methodology set forth in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325.

CAPITAL PLAN

10.                                 Within 30 days after the effective date of this Agreement, the Bank shall submit an acceptable, written capital plan to the Commissioner to increase its capital to the levels required by Provision 9 of this Agreement.

DIVIDEND RESTRICTION

11.                                 As of the effective date of this Agreement, the Bank shall not declare or pay any cash dividend without the prior written consent of the Commissioner.

LIQUIDITY/ASSET/LIABILITY MANAGEMENT

12.                                 (a)                                  Within 30 days after the effective date of this Agreement, the Bank shall develop and submit to the Commissioner an acceptable, written plan addressing liquidity, the Bank’s relationship of volatile liabilities to temporary investments, and asset/liability management.  Annually thereafter, while this Agreement is in effect, the Bank shall review this plan for adequacy and, based upon such review, shall make necessary revisions to the plan to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs.  The initial plan shall include, at a minimum, provisions:

(1)                                  Establishing the Bank’s ratios to total loans to total assets and total loans to deposits.  The requirements of this paragraph shall not be construed as standards for future operations, and the Bank’s total loans to total assets and total loans to total deposits ratio shall be monitored on a monthly basis and maintained at a level consistent with safe and sound banking practices;

(2)                                  Establishing a reasonable range for its net non-core funding ratio as computed in the Uniform Bank Performance Report;

(3)                                  Identifying the source and use of borrowed and/or volatile funds;

(4)                                  Establishing lines of credit at correspondent banks, including the Federal Reserve Bank of Atlanta, that would allow the Bank to borrow funds to meet depositor demands if the Bank’s other provisions for liquidity proved to be inadequate;

(5)                                  Requiring the retention of securities and/or other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Bank’s total assets) to ensure the maintenance of the Bank’s liquidity posture at a level consistent with short- and long-term liquidity objectives;

(6)                                  Establishing a minimum liquidity ratio and defining how the ratio is to be calculated;

(7)                                  Establishing contingency plans by identifying alternative courses of action designed to meet the Bank’s liquidity needs;

(8)                                  Addressing the use of borrowings (i.e., seasonal credit needs, match funding mortgage loans, etc.) and providing for reasonable maturities commensurate with the use of the borrowed funds; addressing concentration of funding sources; and addressing pricing and collateral requirements with specific allowable funding channels (i.e., brokered deposits, internet deposits, Fed funds purchased and other correspondent borrowings); and,

(9)                                  Establishing procedures for managing the Bank’s sensitivity to interest rate risk which comply with the Joint Agency Statement of Policy on Interest Rate Risk (June 26, 1996), and the Supervisory Policy Statement on Investment Securities and End-user Derivative Activities (April 23, 1998).

(b)                                 The Bank shall adopt the plan, which adoption shall be recorded in the minutes of a Bank Board meeting.  Thereafter, the Bank shall implement the plan.

MANAGEMENT — EVALUATION

13.                                 (a)                                  Within 30 days after the effective date of this Agreement, the Bank shall retain a bank consultant acceptable to the Commissioner.  The consultant shall develop a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”).

(b)                                 The Bank shall provide the Commissioner with a copy of the proposed engagement letter or contract with the consultant for review before it is executed.  The contract or engagement letter, at a minimum, should include:

(1)                                  A description of the work to be performed under the contract or engagement letter;

(2)                                  The responsibilities of the consultant;

(3)                                  An identification of the professional standards covering the work to be performed;

(4)                                  Identification of the specific procedures to be used when carrying out the work to be performed;

(5)                                  The qualifications of the employee(s) who are to perform the work;

(6)                                  The time frame for completion of the work;

(7)                                  Any restrictions on the use of the reported findings; and

(8)                                  A provision for unrestricted examiner access to work papers.

(c)                                  The Management Plan shall be developed within 60 days after the effective date of this Agreement.  The Management Plan shall include, at a minimum:

(1)                                  Identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;

(2)                                  Identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(3)                                  Evaluation of all Bank officers and staff members to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition; and

(4)                                  A plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer [or staff member] positions identified in the Management Plan.

(d)                                 The Management Plan shall be submitted to the Commissioner for review upon its completion.

(e)                                  The Bank shall adopt the plan, which adoption shall be recorded in the minutes of a Bank Board meeting.  Thereafter, the Bank shall implement the plan.

NEW BUSINESS LINES

14.                                 As of the effective date of this Agreement, the Bank shall not enter into any new line of business without the prior written consent of the Commissioner.

CORRECTION OF VIOLATIONS

15.                                 (a)                                  Within 30 days after the effective date of this Agreement, the Bank shall eliminate and/or correct all violations of law and regulation noted in the Report of Examination to the extent it is possible to eliminate or correct such violations.

(b)                                 Within 30 days after the effective date of this Agreement, the Bank shall eliminate and/or correct all contraventions of Statements of Policy noted in the Report of Examination to the extent it is possible to eliminate or correct such contraventions.

(c)                                  Within 30 days after the effective date of this Agreement, the Bank shall implement procedures to ensure future compliance with all applicable laws and regulations.

PROGRESS REPORTS

16.                                 Within 30 days after the end of each calendar quarter following the effective date of this Agreement, the Bank shall furnish to the Commissioner progress reports detailing the actions taken to secure compliance with the Agreement and the results thereof.  Such reports may be discontinued when the corrections required by this Agreement have been accomplished and the Commissioner has released, in writing, the Bank from making further reports.

MISCELLANEOUS

17.                                 The provisions of this Agreement shall be binding upon the Bank, its institution-affiliated parties, its successors and assigns.

18.                                 Each provision of this Agreement shall remain effective and enforceable until such time as any provision has been stayed, modified, terminated, suspended, or set aside in writing by the Department.

19.                                 The provisions of this Agreement shall not bar, estop or otherwise prevent the Department, or any other state or federal agency from taking any other action affecting the Bank, and its successors and assigns.

20.                                 The Bank understands that, by entering into this Agreement, it is waiving its right, under Tennessee Code Annotated Section 45-1-107(c), to a formal notice detailing allegations of the unsafe and unsound banking practices giving rise to this Agreement and to a hearing on these allegations.

21.                                 The Bank understands and agrees that this Agreement shall be enforceable by the Commissioner of the Tennessee Department of Financial Institutions pursuant to Tennessee Code Annotated Sections 45-1-107 and 45-1-108.

This AGREEMENT shall become effective upon its issuance.  Executed and issued this 27th day of October, 2011.

/s/ Greg Gonzales
Greg Gonzales, Commissioner

Tennessee Commerce Bank Board of Directors

/s/ H. Lamar Cox	/s/ Thomas R. Miller
H. Lamar Cox	Thomas R. Miller

/s/ Paul W. Dierksen	/s/ Darrel Reifschneider
Paul W. Dierksen	Darrel Reifschneider

/s/ Dennis L. Grimaud	/s/ Michael R. Sapp
Dennis L. Grimaud	Michael R. Sapp

/s/ Arthur F. Helf
Arthur F. Helf

/s/ William W. McInnes
William W. McInnes